UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2020

LendingTree, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive	Charlotte	NC	28277
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TREE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 17, 2020, LendingTree, Inc., and its subsidiary LendingTree, LLC (the “Company”) entered into a settlement agreement with the ResCap Liquidating Trust and its predecessor-in-interest Residential Funding Company, LLC (“ResCap”), pursuant to which ResCap agreed to release any and all claims against the Company, and the Company’s directors and officers, including any claims asserted against the Company and the Company’s directors and officers in the actions described in more detail below. The below description of the actions summarizes information previously disclosed.

On or about December 16, 2013, LendingTree, LLC’s discontinued subsidiary, Home Loan Center, Inc. (“HLC”) was served in Residential Funding Company, LLC v Home Loan Center, Inc., No. 27-cv-14-3609 (4th Judicial Dist. Minn.), which was removed to federal court as ResCap Liquidating Trust v. Home Loan Center, Inc., Case No. 14-cv-1716 (U.S. Dist. Ct., Minn.) and consolidated for pretrial purposes with In re RFC & ResCap Liquidating Trust Action, No. 13-cv-3451 (U.S. Dist. Minn.) (“ResCap v. HLC”). ResCap sought damages of up to $61.0 million plus attorneys’ fees and prejudgment interest of 10% per annum under Minnesota state law.

In the fourth quarter of 2018, ResCap v. HLC went to trial and the jury returned a verdict of $28.7 million in favor of ResCap. On June 21, 2019, the U.S. District Court in Minnesota entered judgment against HLC for $68.5 million, including interest and attorneys’ fees.

On July 19, 2019, HLC appealed the judgment to the United States Court of Appeals for the Eighth Circuit. The appeal of ResCap v. HLC was stayed because of HLC’s filing of a petition for relief under the United States Bankruptcy Code in the U.S. Bankruptcy Court in the Northern District of California in San Jose, California on July 21, 2019 (the “HLC Bankruptcy”). In connection with the HLC Bankruptcy, HLC indicated that it believed it had claims against HLC’s sole shareholder, LendingTree, LLC, and certain of its officers and directors, relating to, among other things, the declaration of a dividend by HLC in January 2016 of $40.0 million.

On August 27, 2019, ResCap filed a lawsuit captioned ResCap Liquidating Trust v. LendingTree, LCC, et al., Case No. 19-cv-2360 (U.S. Dist. Ct., Minn.) (“ResCap v. LendingTree”), seeking to hold the Company liable for the $68.5 million judgment against HLC, plus attorneys’ fees and prejudgment interest.

On May 14, 2020, LendingTree, LLC and HLC entered into a settlement agreement, subject to the approval of the bankruptcy court in the HLC Bankruptcy, in the amount of $36.0 million for the release of any and all claims against the Company defendants by HLC, including the dividend claim. It is the Company’s understanding that the majority of funds distributed in the HLC Bankruptcy will come from this settlement amount. The bankruptcy court held a hearing on July 16, 2020 on the motion to approve the settlement to which no objections were made. We expect the bankruptcy court to approve the settlement in the near future.

On June 17, 2020, the Company entered into a settlement agreement with ResCap, pursuant to which, the Company agreed to, among other things, pay ResCap $58.5 million, less any amounts ResCap receives in the HLC bankruptcy, in exchange for, among other things, ResCap releasing any and all claims against the Company, and the Company’s directors and officers, including any claims asserted in ResCap v. LendingTree.

Pursuant to the settlement agreement, the Company will be responsible for the difference of $58.5 million minus the amount that ResCap receives through the HLC Bankruptcy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2020

LENDINGTREE, INC.

By:	/s/ J.D. Moriarty
J.D. Moriarty
Chief Financial Officer